Exhibit 10.7

NCO GROUP, INC. LETTERHEAD

[DATE]

[Name and Address of Recipient]

Dear [Recipient]:

Pursuant to the NCO Group, Inc. Restricted Share Plan, as amended (the “Plan”), the Plan’s administrative committee (the “Committee”) hereby grants to you [                    ] restricted shares of Common Stock, par value $0.01, (the “Restricted Shares”) pursuant to the terms of the Plan and the Stockholders Agreement by and among NCO Group, Inc. (f/k/a Collect Holdings, Inc.), and the other parties thereto, dated as of November 15, 2006, as amended from time to time (the “Stockholders Agreement”).

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. By accepting this Award, you also acknowledge that you are bound by the Stockholders Agreement to the same extent as would a “Management Investor” as such term is defined in the Stockholders Agreement. Additionally, by accepting this Award you agree to execute a Joinder to the Stockholders Agreement to the extent you are not already a party thereto. All capitalized terms used herein have the meanings set forth herein, in the Plan, or in the Stockholders Agreement, as applicable.

Subject to your continued employment with the Company, your Award will vest with respect to twenty-five percent (25%) of the shares upon each anniversary of the date of the date hereof (each an “Annual Vesting Date”). In addition, if your employment is terminated by the Company without Cause or if you terminate your employment with the Company for Good Reason within three months immediately preceding an Annual Vesting Date, your Award will immediately vest with respect to the 25% of the then unvested shares that would have vested had you remained employed through that Annual Vesting Date.

In addition to the vesting schedule above, the following enhanced vesting provisions shall also apply to your Award. In the event that during your service with the Company, a Change in Control or Public Offering occurs, then 100% of your Award will become vested. However, to the extent that your Restricted Shares become vested as a result of a Public Offering, such Restricted Shares may not be sold or transferred until their originally scheduled vesting date unless such Restricted Shares are sold pursuant to Section 1.3 (“Required Sale or Recapitalization”) or Section 1.4 (“Tag-Along Rights”) of the Stockholders Agreement.

As a condition of the grant of the Award, you shall make a valid, timely election to include in your current year income the Fair Market Value of the Restricted Shares granted hereunder as of the date hereof pursuant to Code Section 83(b) and the regulations thereunder. Upon making such election, you shall promptly furnish a copy of the election to the Company. For the purposes of such election, the Fair Market Value of your Award as of the date of grant is $         per share of Common Stock.

The Company will indemnify you to the extent that a taxing authority has finally determined that you have, whether at the time of making your section 83(b) election or upon a subsequent sale of your Restricted Shares subject to that election, recognized income taxable as ordinary income in respect of such section 83(b) election in excess of the difference between the price per share paid by you and the value provided to you by the Company for use in making your section 83(b) election.

NOTWITHSTANDING THE FOREGOING, THE COMPANY SHALL BEAR NO RESPONSIBILITY OR LIABILITY FOR ANY ADVERSE TAX CONSEQUENCES RESULTING FROM YOUR FAILURE TO MAKE SUCH ELECTION.

The Company will issue certificate(s) for the Restricted Shares designating you as the registered owner. Upon such receipt, you agree to deliver the certificate(s) together with a signed and undated stock power to the Company or the Company’s designee authorizing the Committee to transfer title to the certificate(s) representing any Restricted Shares that are forfeited under the terms of the Plan and this letter, to the Company in the event that your employment with the Company should terminate for any reason prior to the lapse of the restrictions on your Award.

At the time of your 83(b) election, or when your shares vest, you must make appropriate arrangements with the Company concerning withholding of any taxes that may be due with respect to such Restricted Shares. If you have properly and timely made the required election under Code Section 83(b), no federal income tax withholding will be required under current law when your Restricted Shares vest. You may tender cash payment to the Company in an amount equal to the required withholding or, if you fail to make the required 83(b) election so that you are taxable when Restricted Shares vest, you may request the Company to retain the number of Restricted Shares whose Fair Market Value equals the amount to be withheld. As promptly thereafter as possible, the Company will issue certificates for the remaining shares of vested Common Stock and cash in lieu of any fractional share. All such shares shall continue to be subject to the terms of the Stockholders Agreement.

Notwithstanding anything to the contrary set forth in Section 6 of the Plan, in the event that, within five years of the date hereof, (a) no Public Offering has occurred and (b) your employment with the Company terminates for any reason (including but not limited to, death, temporary or permanent disability, retirement at age 65 or more under normal retirement policies, resignation or termination by the Company), all of your Restricted Shares, whether or not vested, will remain outstanding following the date of your termination of employment with the Company and, for a 180-day period thereafter, the Company shall have the right to repurchase both the vested and unvested portions of your Award for the following amount, as applicable:

•

If you cease to be employed by the Company for any reason other than a termination for Cause (as defined in the Plan), the Company will repurchase the portion of your award that are (a) vested shares of Common Stock (including any shares that vest as a result of the termination) for their then Fair Market Value; and (b) not vested for the lesser of (i) the Fair Market Value of such Restricted Shares on the date you ceased to be employed by the Company, or (ii) 40% of the Fair Market Value of such Restricted Shares on the date of grant.

•

If you are terminated for Cause, any stock you have acquired under this Award, whether or not vested and otherwise free from restriction, shall be subject to repurchase by the Company for the lesser of (i) the Fair Market Value of the stock on the date you ceased to be employed by the Company, or (ii) 40% of the Fair Market Value of such stock on the date of grant.

Such repurchase price, if any, will be dependant upon the circumstances of your termination and the number of shares in your Award that have vested as of your date of termination. Please consult the Plan and the Stockholders Agreement for the terms and conditions of such repurchase. In the event that the Company does not exercise the buyback right described above within 180 days following your termination of employment, the restrictions on any such Restricted Shares that were not vested (and did not vest) as a result of your termination of employment shall at that date lapse in full and you will retain all such shares, as well as all such Restricted Shares that were vested as of, or vested in connection with, your termination of employment.

If your employment terminates at any time following the earlier to occur of (a) a Public Offering and (b) the fifth anniversary of the date hereof, you shall retain all Restricted Shares that were vested at the time of such termination (including any Restricted Shares that vested in connection with such Public Offering or termination).

The Company may impose any conditions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award without the consent of the Holder to the extent it deems appropriate to carry out the terms of the Plan; provided however, that, in the case of amendments adverse to the Holder, the Committee must obtain the Holder’s consent to any such amendment. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your service at any time, which rights shall be subject to the terms and conditions of any applicable employment agreement or other contractual relationship between you and the Company.

Please sign and return a copy of this letter and of your Joinder to the Stockholders Agreement, as applicable, to the Company. Your acknowledgement must be returned within thirty (30) days; otherwise, the Award will lapse and become null and void. Your signature will also acknowledge that you have received and reviewed the Plan and the Stockholders Agreement, and that you agree to be bound by the applicable terms of those documents.

Signature page follows.

Very truly yours,

NCO GROUP, INC.

By:

ACKNOWLEDGED AND ACCEPTED

Dated:

Enclosures	(Copy of Plan)
(Copy of Stockholders Agreement)